Exhibit 21

Power-One, Inc. - List of Subsidiaries

NAMED ENTITY	JURISDICTION/COUNTRY
• Power-One Energy Solutions Pty Ltd.	Australia
• Power-One BVBA	Belgium
• Power-One Limited	Cayman Islands
• Power-One Co. Ltd.	China
• Power-One I/S	Denmark
• Power-One Denmark ApS	Denmark
• Power-One OY	Finland
• Power-One S.A.	France
• Power-One GmbH	Germany
• Power-One Limited	Great Britain
• Power-One Ltd.	Hong Kong
• Power-One Ireland Ltd.	Ireland
• Power-One Energy Solutions SDN BHD	Malaysia
• Power-One B.V.	Netherlands
• Power-One Norge AS	Norway
• Power-One AS	Norway
• Power-One LLC	Russia
• Power-One Pte. Ltd.	Singapore
• Power-One s.r.o.	Slovakia
• Power-One Power Solutions AB	Sweden
• Power-One Holding AG	Switzerland
• Power-One AG	Switzerland
• Power-One Produktion AG	Switzerland
• Melcher Holding, Inc.	USA
• Melcher, Inc.	USA
• HC Power, Inc.	USA
• di/dt, Inc.	USA
• P-O Delaware Corp.	USA
• P-O Nevada Corp.	USA